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News Release
Truist reports second quarter 2026 results
Net income available to common shareholders of $1.5 billion	EPS of $1.23 per diluted share, up 37% compared to 2Q25	Continued to return significant capital to shareholders through $1.8 billion of dividends and repurchases of common shares
2Q26 Key Financial Data	2Q26 Performance Highlights(3)

(Dollars in billions, except per share data)	2Q26	1Q26	2Q25
Summary Income Statement
Net interest income	$3.62	$3.60	$3.59
Net interest income - TE(1)	3.67	3.64	3.64
Noninterest income	1.64	1.55	1.40
Total revenue	5.27	5.15	4.99
Total revenue - TE(1)	5.31	5.20	5.04
Noninterest expense	3.06	2.98	2.99
Net income	1.55	1.48	1.24
Net income available to common shareholders	1.52	1.38	1.18
PPNR(1)	2.26	2.21	2.05
Key Metrics
Diluted EPS	$1.23	$1.09	$0.90
BVPS	48.04	47.60	45.70
TBVPS(1)	33.40	33.19	31.63
ROCE	10.4%	9.3%	8.1%
ROTCE(1)	15.4	13.8	12.3
Efficiency ratio	58.0	57.9	59.9
NIM - TE(1)	2.98	3.02	3.02
NCO ratio	0.50	0.61	0.51
ALLL ratio	1.51	1.53	1.54
CET1 ratio(2)	10.9	10.8	11.0
Average Balances
Assets	$550	$544	$537
Securities	118	116	122
Loans and leases	332	329	314
Deposits	405	399	400
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. For additional details, see the “Non-GAAP Financial Information” section of this release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures included in this release or Truist’s Second Quarter 2026 Quarterly Performance Summary.
(2)Current quarter capital ratios are preliminary.
(3)This section summarizes changes from second quarter of 2026 compared to first quarter of 2026, unless otherwise noted.
•Net income available to common shareholders was $1.5 billion, or $1.23 per diluted share, resulting in a ROCE of 10.4% and ROTCE(1) of 15.4%

•Total revenue - TE(1) was up 2.2%
◦Net interest income - TE(1) increased 0.6%; NIM - TE(1) was down four basis points
◦Noninterest income was up $91 million, or 5.9%, driven by income from equity investments

•Total revenue - TE(1) was up 5.5% compared to the second quarter of 2025 due to higher investment banking and trading and wealth management income

•Noninterest expense was up $72 million, or 2.4%, reflecting higher variable incentives and continued investment in talent and technology

•Noninterest expense was up $69 million, or 2.3%, compared to the second quarter of 2025 due to higher personnel expense, partially offset by lower professional fees and outside processing expense

•Average loans and leases HFI were $329.2 billion, up $2.1 billion, or 0.7%, due to continued commercial and industrial loan growth

•Average deposits were up $5.9 billion, or 1.5%, reflecting deposit growth in interest checking

•Asset quality remains strong
◦NCO ratio of 50 basis points was down 11 basis points driven by declines in net charge-offs across most portfolios
◦Loans 90 days or more past due and still accruing were 0.04% of total loans HFI, excluding government guaranteed loans
◦Nonperforming loans to total loans HFI were up slightly at 0.51%
◦ALLL ratio of 1.51% was down two basis points

•Capital levels remain strong
◦Repurchased $1.2 billion of common shares, resulting in dividend and total payout ratios of 42% and 121%, respectively
◦CET1 ratio(2) was 10.9%

CEO Commentary
“We delivered strong second-quarter results, with earnings per share increasing 37% year over year, driven by disciplined execution against our strategic priorities, higher fee income, strong credit performance, and the return of capital to shareholders.

We continued to deepen client relationships, grow in attractive markets, and improve operating efficiency and profitability. The strength of our performance reinforces our confidence in our ability to achieve and sustain the profitability and return objectives we have committed to deliver.

During the quarter, we announced that Mike Lyons will become Truist's next CEO in September. Mike is a dynamic and highly respected financial services leader who recognizes the strength of our franchise and the significant opportunities ahead. We share a common vision of building on our momentum, continuing to improve performance, and creating long-term value for our shareholders.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Kyle Tarrance	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	2Q26	1Q26	2Q25	Link Quarter		Like Quarter
Interest income	$5,967	$5,855	$6,154	$112	1.9%	$(187)	(3.0)%
Plus: TE adjustment(1)	46	45	48	1	2.2	(2)	(4.2)
Interest income - TE(1)	6,013	5,900	6,202	113	1.9	(189)	(3.0)
Interest expense	2,346	2,256	2,567	90	4.0	(221)	(8.6)
Net interest income - TE(1)	$3,667	$3,644	$3,635	$23	0.6	$32	0.9

NIM - TE(1)	2.98%	3.02%	3.02%	(4) bps		(4) bps

Average Balances(2)
Total earning assets	$492,461	$486,354	$480,983	$6,107	1.3%	$11,478	2.4%
Total interest-bearing liabilities	370,782	363,363	354,251	7,419	2.0	16,531	4.7

Yields / Rates(1)
Total earning assets	4.89%	4.90%	5.16%	(1) bp		(27) bps
Total interest-bearing liabilities	2.54	2.51	2.91	3 bps		(37) bps
(1)Amounts related to interest income and yields are on a TE basis, which represents a non-GAAP measure, utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends. A reconciliation of net interest income - TE to net interest income is included within the table above. NIM – TE is calculated using net interest income on a TE basis to determine the total yield on interest-earning assets.
(2)Represents daily average balances. Unrealized gains and losses on AFS securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income was up $23 million, or 0.6%, compared to the first quarter of 2026, driven by an additional day and higher earning assets, partially offset by lower loan spreads. NIM - TE was 2.98%, down four basis points compared to the first quarter of 2026, driven by slightly higher funding costs, lower loan spreads, and a larger balance sheet.

•Average earning assets increased $6.1 billion, or 1.3%, primarily due to increases in average total loans of $2.8 billion, or 0.8%, and average securities of $2.0 billion, or 1.7%.
•The yield on the average total loan portfolio was 5.68%, down three basis points. The yield on the average securities portfolio was 2.96%, up three basis points.
•Average deposits increased $5.9 billion, or 1.5%, average short-term borrowings decreased $1.8 billion, or 5.8%, and average long-term debt increased $3.5 billion, or 9.4%.
•The average cost of total deposits was 1.56%, up one basis point. The average cost of short-term borrowings was 3.97%, up 19 basis points. The average cost of long-term debt was 4.77%, down three basis points.

Taxable-equivalent net interest income was up $32 million, or 0.9%, compared to the second quarter of 2025, driven by higher earning assets and loan growth, partially offset by lower loan spreads and fixed-rate debt repricing. NIM - TE was 2.98%, down four basis points compared to the second quarter of 2025.

•Average earning assets increased $11.5 billion, or 2.4%, primarily due to an increase in average total loans of $17.9 billion, or 5.7%, partially offset by a decline in average securities of $3.7 billion, or 3.0%, and average other earning assets (primarily cash at the Federal Reserve) of $2.5 billion, or 6.2%.
•The yield on the average total loan portfolio was 5.68%, down 33 basis points. The yield on the average securities portfolio was 2.96%, down 20 basis points.
•Average deposits increased $4.4 billion, or 1.1%, average short-term borrowings increased $2.7 billion, or 10%, and average long-term debt increased $6.4 billion, or 19%.
•The average cost of total deposits was 1.56%, down 29 basis points. The average cost of short-term borrowings was 3.97%, down 50 basis points. The average cost of long-term debt was 4.77%, down 25 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	2Q26	1Q26	2Q25	Link Quarter		Like Quarter
Wealth management income	$375	$370	$348	$5	1.4%	$27	7.8%
Card and treasury management fees	353	338	351	15	4.4	2	0.6
Investment banking and trading income	352	372	205	(20)	(5.4)	147	71.7
Other deposit revenue	120	120	108	—	—	12	11.1
Mortgage banking income	116	133	107	(17)	(12.8)	9	8.4
Lending related fees	120	118	99	2	1.7	21	21.2
Securities gains (losses)	—	—	(18)	—	—	18	NM
Other income	208	102	200	106	NM	8	4.0
Total noninterest income	$1,644	$1,553	$1,400	$91	5.9	$244	17.4

Noninterest income was up $91 million, or 5.9%, compared to the first quarter of 2026.

•Other income increased primarily due to higher returns from investments held for post-retirement benefits (which is offset by higher personnel expense), and higher income from equity investments.
•Investment banking and trading income decreased primarily due to lower capital markets revenue, partially offset by higher trading income.

Noninterest income was up $244 million, or 17%, compared to the second quarter of 2025.

•Investment banking and trading income increased primarily due to higher trading income and capital markets revenue.
•Wealth management income increased primarily due to higher assets under management.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	2Q26	1Q26	2Q25	Link Quarter		Like Quarter
Personnel expense	$1,792	$1,727	$1,678	$65	3.8%	$114	6.8%
Professional fees and outside processing	335	313	373	22	7.0	(38)	(10.2)
Software expense	239	230	231	9	3.9	8	3.5
Net occupancy expense	171	179	181	(8)	(4.5)	(10)	(5.5)
Equipment expense	79	85	89	(6)	(7.1)	(10)	(11.2)
Marketing and customer development	91	79	82	12	15.2	9	11.0
Amortization of intangibles	63	64	73	(1)	(1.6)	(10)	(13.7)
Regulatory costs	61	68	55	(7)	(10.3)	6	10.9
Other expense	224	238	224	(14)	(5.9)	—	—
Total noninterest expense	$3,055	$2,983	$2,986	$72	2.4	$69	2.3

Noninterest expense was up $72 million, or 2.4%, compared to the first quarter of 2026.

•Personnel expense increased primarily due to higher salaries and variable incentives and higher post-retirement benefit expense (which is offset by higher other income), partially offset by lower other benefit expenses and seasonally lower payroll taxes.
•Professional fees and outside processing expense increased primarily due to continued investment in technology infrastructure.

Noninterest expense was up $69 million, or 2.3%, compared to the second quarter of 2025.

•Personnel expense increased primarily due to higher salaries and incentives, partially offset by lower benefit expenses.
•Professional fees and outside processing expense decreased primarily due to the completion of various projects.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	2Q26	1Q26	2Q25	Link Quarter		Like Quarter
Provision for income taxes	$262	$209	$273	$53	25.4%	$(11)	(4.0)%
Effective tax rate	14.4%	12.4%	18.0%	200 bps		(360) bps

The higher effective tax rate for the second quarter of 2026 compared to the first quarter of 2026 was primarily driven by lower discrete tax benefits.

The lower effective tax rate for the second quarter of 2026 compared to the second quarter of 2025 was primarily driven by tax credit activity.

Average Loans and Leases
(Dollars in millions)	2Q26	1Q26	Change	% Change
Commercial:
Commercial and industrial	$168,817	$166,636	$2,181	1.3%
CRE	24,938	24,165	773	3.2
Commercial construction	7,455	7,845	(390)	(5.0)
Total commercial	201,210	198,646	2,564	1.3
Consumer:
Residential mortgage	56,342	56,458	(116)	(0.2)
Home equity	9,656	9,666	(10)	(0.1)
Indirect auto	24,430	25,342	(912)	(3.6)
Other consumer	32,661	32,053	608	1.9
Total consumer	123,089	123,519	(430)	(0.3)
Credit card	4,863	4,857	6	0.1
Total loans and leases held for investment	$329,162	$327,022	$2,140	0.7

Average loans and leases HFI were $329.2 billion, an increase of $2.1 billion, or 0.7%, compared to the first quarter of 2026.

•Average commercial loans increased 1.3% primarily due to an increase in the commercial and industrial and CRE portfolios.
•Average consumer loans decreased 0.3% primarily due to a decline in the indirect auto portfolio, partially offset by an increase in the other consumer portfolio.

End of period loans and leases HFI were $329.8 billion, up $558 million, or 0.2%, compared to March 31, 2026, primarily due to increases in the other consumer and CRE portfolios, partially offset by a decline in the indirect auto portfolio.

Average Deposits
(Dollars in millions)	2Q26	1Q26	Change	% Change
Noninterest-bearing deposits	$103,620	$103,371	$249	0.2%
Interest checking	123,556	120,110	3,446	2.9
Money market and savings	136,423	136,106	317	0.2
Time deposits	41,270	39,337	1,933	4.9
Total deposits	$404,869	$398,924	$5,945	1.5

Average deposits for the second quarter of 2026 were $404.9 billion, up $5.9 billion, or 1.5%, compared to the first quarter of 2026, driven by an increase in interest checking. Average noninterest-bearing deposits increased 0.2% compared to the first quarter of 2026 and represented 25.6% of total deposits for the second quarter of 2026 and 25.9% for the first quarter of 2026.

End of period deposits were $409.4 billion, up $5.3 billion, or 1.3%, compared to March 31, 2026, primarily due to an increase in interest checking deposits and time deposits, partially offset by a decline in money market and savings and noninterest-bearing deposits.

Capital Ratios
	2Q26	1Q26	4Q25	3Q25	2Q25
Risk-based:	(preliminary)
CET1	10.9%	10.8%	10.8%	11.0%	11.0%
Tier 1	12.2	11.9	11.9	12.3	12.3
Total	14.0	13.7	13.8	14.2	14.3
Leverage	9.8	9.9	10.0	10.2	10.2
Supplementary leverage	8.2	8.3	8.3	8.5	8.5

Capital ratios remain strong relative to the regulatory requirements for well-capitalized banks. Truist’s CET1 ratio was 10.9% as of June 30, 2026, up 10 basis points compared to March 31, 2026, primarily due to current quarter earnings and a reduction in risk-weighted assets, partially offset by capital returned to shareholders.

Truist declared common dividends of $0.52 per share during the second quarter of 2026 and repurchased $1.2 billion of common stock. The dividend and total payout ratios for the second quarter of 2026 were 42% and 121%, respectively.

Truist’s average consolidated LCR was 113% for the three months ended June 30, 2026, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	2Q26	1Q26	4Q25	3Q25	2Q25
Total nonperforming assets	$1,748	$1,785	$1,633	$1,629	$1,316
Total loans 90 days or more past due and still accruing	698	760	684	584	546
Total loans 30-89 days past due and still accruing	1,774	1,743	1,980	1,743	1,811
Nonperforming loans and leases as a percentage of loans and leases HFI	0.51%	0.50%	0.48%	0.48%	0.39%
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI	0.21	0.23	0.21	0.18	0.17
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI, excluding government guaranteed loans	0.04	0.05	0.05	0.05	0.04
Loans 30-89 days past due and still accruing as a percentage of loans and leases HFI	0.54	0.53	0.60	0.54	0.57
ALLL as a percentage of loans and leases HFI	1.51	1.53	1.53	1.54	1.54
Ratio of ALLL to NCO (annualized)	3.0x	2.5x	2.7x	3.3x	3.1x
Ratio of ALLL to nonperforming loans and leases HFI	2.9x	3.1x	3.2x	3.2x	3.9x

Nonperforming assets totaled $1.7 billion at June 30, 2026, down $37 million compared to March 31, 2026, primarily due to decreases in the commercial and industrial and LHFS portfolios, partially offset by an increase in the indirect auto portfolio. The increase in indirect auto was driven by an enhancement to nonaccrual criteria for certain loans in that portfolio effective January 1, 2026. Nonperforming loans and leases were 0.51% of loans and leases HFI at June 30, 2026, up one basis point compared to March 31, 2026.

Loans 90 days or more past due and still accruing totaled $698 million at June 30, 2026, down two basis points as a percentage of loans and leases compared with March 31, 2026. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2026, down one basis point compared to March 31, 2026.

Loans 30-89 days past due and still accruing totaled $1.8 billion at June 30, 2026, up $31 million, or one basis point as a percentage of loans and leases, compared to March 31, 2026.

The ACL was $5.3 billion at June 30, 2026, and included $5.0 billion for the ALLL and $333 million for the reserve for unfunded commitments. The ALLL ratio at June 30, 2026 was 1.51%, down two basis points compared with March 31, 2026. The ALLL covered nonperforming loans and leases HFI 2.9x at June 30, 2026, compared to 3.1x at March 31, 2026. At June 30, 2026, the ALLL was 3.0x annualized net charge-offs, compared to 2.5x at March 31, 2026.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	2Q26	1Q26	2Q25	Link Quarter		Like Quarter
Provision for credit losses	$395	$479	$488	$(84)	(17.5)%	$(93)	(19.1)%
Net charge-offs	414	491	396	(77)	(15.7)	18	4.5
Net charge-offs as a percentage of average loans and leases (annualized)	0.50%	0.61%	0.51%	(11) bps		(1) bp

The provision for credit losses was $395 million for the second quarter of 2026, compared to $479 million for the first quarter of 2026.

•The provision for credit losses decreased compared to the first quarter of 2026 due to a decline in net charge-offs.
•The NCO ratio for the current quarter was down compared to the first quarter of 2026 driven by declines in net charge-offs across most portfolios.

The provision for credit losses was $395 million for the second quarter of 2026, compared to $488 million for the second quarter of 2025.

•The provision for credit losses decreased compared to the second quarter of 2025 due to an allowance release in the second quarter of 2026.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live second quarter 2026 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/oM9yPobVKXd

Dial-in: 1-877-883-0383, passcode 0575894

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Second Quarter 2026 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $556 billion as of June 30, 2026. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
AFS	Available-for-sale
AI	Artificial intelligence, including machine learning
ALLL	Allowance for loan and lease losses
ATM	Automated teller machine
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
GSE	U.S. government-sponsored enterprise
HFI	Held for investment
HTM	Held-to-maturity
LCR	Liquidity Coverage Ratio
LHFS	Loans held for sale
Like Quarter	Second quarter of 2025
Link Quarter	First quarter of 2026
MBS	Mortgage-backed securities
MSR	Mortgage servicing rights
NCO	Net charge-offs
NIM - TE	Net interest margin, computed on a TE basis
NM	Not meaningful
NQDCP	Non-Qualified Defined Contribution Plan
PPNR	Pre-provision net revenue
ROA	Return on average assets
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods, and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Taxable-Equivalent Measures - Taxable equivalent revenue, taxable equivalent interest income, taxable equivalent net interest income, and taxable equivalent net interest margin include a taxable equivalent adjustment utilizing the federal income tax rate of 21% for certain tax-exempt instruments. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity, average tangible common equity, and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

Truist does not provide reconciliations for forward-looking non-GAAP financial measures because it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of Truist’s control, or cannot be reasonably predicted. For the same reasons, Truist is unable to address the probable significance of the unavailable information.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this release or Truist’s Second Quarter 2026 Quarterly Performance Summary, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•changes in monetary, fiscal, and trade laws or policies, including tariffs or interest rates;
•evolving political, geopolitical, business, social, economic, and market conditions at the local, regional, national, and international levels;
•our ability to effectively address economic, business, or market deterioration, slowdowns or disruptions;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•changes in business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•negative market perceptions of our investment portfolio or its value;
•our ability to manage credit risk, including in connection with the loans that we originate or purchase;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•our ability to manage any unexpected outflows of uninsured deposits and, in such a circumstance, to access substitute funding, and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•changes in our credit ratings and the related effects on our funding costs, ability to attract or retain funding, and relationships with clients and counterparties;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to keep pace with changes in technology, including technology-driven products and services relating to AI, that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to manage system failures or disruptions affecting operations, communications, or other systems or processes;
•our ability to identify, assess, monitor, and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, AI-driven cyberattacks, environmental conditions, and intentional acts of destruction;
•the performance, availability, and resilience of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•the adequacy and effectiveness of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to identify, assess, monitor, and mitigate risks, remediate lapses or deficiencies in financial reporting, and make appropriate estimates;
•our ability to develop, maintain, and market our products or services and to manage risks and unanticipated costs or liabilities associated with those products or services;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the legal, regulatory, and supervisory environment, including changes in financial services legislation, regulation, policies, or government leadership or personnel;
•U.S. and international regulatory capital and liquidity requirements and standards and their effects on our capital and liquidity levels, ratios, buffers, and targets, and our ability to pay or increase dividends, repurchase shares, or take other capital actions;
•our ability to address scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•our ability to execute strategic and operational plans, including with respect to accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•our ability to innovate, to anticipate the needs of current or future clients, or to make timely and effective technology investments and enhancements to meet client expectations;
•our ability to compete successfully, to increase or maintain market share in changing competitive environments, or to address pricing or other competitive pressures, including competition from banks and nonbanks and the effects of digital assets, cryptocurrencies, stablecoins, tokenization, and other emerging products, services, and technologies relating to deposits, lending, and payments;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures, which may include regulatory approvals and conditions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•evolving accounting standards and policies and related changes to interpretations;
•damage to our brand or negative public opinion or adverse publicity affecting us, our leaders, or our service providers, including the impact on our relationships with clients, teammates, and other stakeholders;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•our ability to identify, assess, monitor, and mitigate the risk of fraud or misconduct by internal or external parties, including potential losses that may result;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics that impact us or our clients, teammates, or service providers; and
•other assumptions, risks, or uncertainties described in the Company’s Annual Report on Form 10-K or subsequent reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.